Exhibit 10.30

CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT

THIS CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT (this

"Agreement") is made by and between UMED HOLDINGS, INC. ("UMED" or the "Company") and RICHARD HALDEN ("Mr. Halden") (each, a "Party" and, collectively, the "Parties") and shall become and be effective and binding on February 1, 2017 (the ''Effective Date"). The Parties agree that this Agreement shall be signed by Mr .. Halden no later than February 1, 2017. If not executed by Mr. Halden by February 1, 2017, this Agreement shall not be binding onto UMED.

1.                   Separation. UMED and Mr. Halden mutually acknowledge and agree that as of the Effective Date, Mr. Halden hereby resigns as a board member of the Company, and that, as of the Effective Date, Mr. Halden is not owed or entitled to, and will not make any claim for, and hereby waives any interest in or right to, any payment or compensation from the Company, except as provided hereunder. Contemporaneous with Mr. Halden's execution of this Agreement, Mr. Halden shall submit a letter of resignation indicating his resignation as a board member of the Company. Mr. Halden understands and agrees that all compensation, including all bonuses, equity grants (whether direct, restricted, contingent or optional) and all other benefits, including participation in any applicable health insurance plan, have ceased in accordance with the specific terms of the applicable benefit plans, except as provided hereunder. Mr. Halden represents that as of the date on which he signs this Agreement, he is not or was not aware of any claims that he has, had or might have against the Company. Mr. Halden acknowledges and agrees that he has relinquished and forfeited any and all right or claim he may have to any equity interest in UMED (whether direct, restricted, contingent or optional) and that any agreement to grant any such rights is hereby terminated and void, other than the shares agreed to and listed in Exhibit A of this Agreement or acquired by Mr. Halden after the Effective date of this Agreement . UMED will not be liable for and will not pay for or reimburse to Mr. Halden any travel or other expenses incurred from and after the Effective Date, unless expressly requested and approved in advance, in writing, by a duly authorized executive or officer of UMED. To this end, Mr. Halden hereby so resigns and agrees not to hold himself out as a representative ofUMED.

2.	Consideration.

(a)                 UMED shall pay to Mr. Halden the amount of $25,000 on the Effective Date. These payments may come in part or whole from Kevin Jones and Paul Alfano on behalf of UMED. All payments made to Mr. Halden shall be wired to an account provided by Mr. Halden on due date of same.

(b)	UMED shall pay to Mr. Halden the amount of $5,000 per month for a period of 7 months, with the first payment due by February 28, 2017, with each subsequent payment due on the last day of the next month. All severance payments will be drawn against accrued compensation owed to Mr. Halden, if any, less all applicable taxes, withholdings and deductions (the "Severance Pay"), pursuant to UMED's standard salary payment schedule until fully paid.

(c)	UMED shall pay to Tunstall Canyon Group, LLC the amount of $5,000 per
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month for a period of 7 months, with the first payment due by February 28, 2017, with each subsequent payment due on the last day of the next month. These payments will be drawn against accrued compensation owed to Mr. Halden, if any, less all applicable taxes, withholdings and deductions (the "Severance Pay"), pursuant to UMED's standard salary payment schedule until fully paid.

(d)	UMED shall pay to Mr. Halden the amount of $5,000 per month for a period of 29 months, with the first payment due by September 30, 2017, with each subsequent payment due on the last day of the next month. At the end of the severance period, the balance of the "deferred compensation ($529,800; which accounts for all deferred compensation owed to Mr. Halden and deducts recent $10,000 and $5,000 loans to Mr. Halden are hereby forgiven)" will be paid (at minimum) of the rate of $5,000/month until such time the balance is satisfied in full.

(e)	Notwithstanding the foregoing, entitlement to and receipt of the foregoing Severance Pay and other benefits is conditioned upon Mr. Halden complying in all ways with, and remaining in compliance with, all of the terms and conditions of this Agreement, including, without limitation, the provisions and covenants of Section 3 below.

(f)	Mr. Halden acknowledges that he would not be entitled to the Severance Pay in the absence of his entering into and performing under the terms of this Agreement; that the Severance Pay constitute a substantial economic benefit to Mr. Halden; and that the Severance Pay constitute good and valuable consideration for the various commitments undertaken by Mr. Halden under this Agreement.

(g)	UMED shall issue Halden two Warrants (upon execution of the Stock Warrant Agreement attached hereto as Exhibit C and D respectively), that upon surrender of the Warrant at the principal office of the UMED (or at such other place as UMED shall notify the Halden hereof in writing), to purchase from UMED up to 4,000,000 fully paid and nonassessable shares of the UMED's Common Stock (each a "Share" and collectively the "Shares") at an exercise price of $0.35 per Share (the "Exercise Price"). The first Warrant (Exhibit C) expires at 5:00 pm CDT, two years from this Agreement's Effective Date; and 2,000,000 fully paid and nonassessable shares of the UMED's Common Stock (each a "Share" and collectively the "Shares") at an exercise price of $0.45 per Share (the "Exercise Price"). The second Warrant (Exhibit D) expires at 5:00 pm CDT, three years from this Agreement's Effective Date.

(h)	All severance payments agreed to herein to Mr. Halden, upon his death, if still owed and paying to him, inure to the benefit of his successors and/or assigns until paid in full.

3.	Covenants.

(a)	On the Effective Date, Mr. Halden shall return or cause to be returned 11,000,000 UMED shares to the Company, along with a valid stock power.

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(b) On or before the Effective Date Mr. Halden shall return to UMED any and all of UMED's property, including Mr. Halden's computer and all other equipment and electronics or communication devices; all UMED confidential, proprietary or trade secret information; and all copies, reproductions and excerpts of the same. If Mr. Halden should discover any UMED property inadvertently in his possession after the Effective Date, Mr. Halden shall immediately return the same to UMED care of its CEO, without keeping any copies, reproductions, or excerpts thereof.

(c)	Mr. Halden shall not make any statements that are disparaging of UMED, any affiliate of UMED, their respective businesses, or any of their affiliates, employees, officers, directors, shareholders, members, partners, managers, agents, customers, or representatives. UMED also agrees to not make any statements that are disparaging of Mr. Halden.

(d)	Mr. Halden shall not disclose to any person, except as compelled by law with notice to and cooperation with UMED, any confidential, proprietary or trade secret information, and shall not disclose the terms or substance of negotiations of this Agreement, to any person or entity except his legal advisor for purposes of seeking counsel concerning this Agreement and to members of his family and his financial advisors having a need to know such terms.

(e)	During the Severance Period, Mr. Halden shall reasonably cooperate with UMED, its auditors, attorneys, agents, representatives, directors, officers and employees with respect to financial, legal or other business matters or affairs that have arisen or may arise, whether potential or actual, including participation in attorney conferences, depositions, mediations, interviews and the like, as requested by the Company. Mr. Halden shall reasonably cooperate with UMED to accomplish a smooth transition of his duties and responsibilities and shall facilitate transitions of all third-party relationships for which Mr. Halden was responsible as of the Effective Date, if any.

(f)	During the Severance Period, Mr. Halden shall not, directly or indirectly, as principal, agent, independent contractor, consultant, director, manager, officer, employee, employer, advisor (whether paid or unpaid), stockholder, member, partner or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity: (i) engage or invest in, own, manage, operate, control or participate in the ownership, management, operation or control of, be employed by, or render services or advice to, any business or enterprise engaged in the same field of endeavor (Gas to Liquid "GTL" technology) as that of the Company or any business or enterprise that sells or offers for sale any of the products or services offered for sale, or future sales by the Company without the consent of the company as of the Effective Date; provided, however, that Mr. Halden may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if (x) such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and (y) Mr. Halden is not the beneficial owner of more than five percent (5%) of the outstanding capital stock of such enterprise; (ii) solicit, divert or take away any suppliers or vendors of products sold for resale by the Company, customers or clients of the Company; or (iii) either (A) hire, attempt to hire, contact or solicit with respect to hiring, any employee of the Company, (B) induce or otherwise counsel, advise or encourage any employee of the Company to leave the employment of the Company, or (C) induce any representative or agent of the Company to terminate or modify its relationship with the Company. Nothing in the foregoing, however, prevents Mr. Halden from (a) acting as a reference for any employee of the Company or (b) from developing, coordinating, overseeing or managing any job postings for any new employer he may have or (c) otherwise engaging in any routine HR job responsibilities he may have with a new employer that may involve the hiring of any employee of the Company that Mr. Halden did not directly solicit without the consent of the company.

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(g)             For a period of three years after the Effective Date, Mr. Halden or entities he controls may not sell or otherwise divest 4 million of his/their Company shares, unless the company is sold. Mr. Halden can sell all shares but the 4 million listed above without restriction.

4.                                           Release. In exchange for the consideration, promises, and covenants contained in this Agreement, Mr. Halden, on behalf of himself and his respective agents, representatives, attorneys, assigns, heirs, executors and administrators, hereby releases and forever discharges UMED and all of its past, present and future owners, partners, shareholders, parent companies, subsidiaries, divisions, related entities, affiliates, and insurers, and each of their respective past, present and future directors, officers, shareholders, agents, representatives, employees, insurers, attorneys, predecessors, successors, heirs, and assigns, and any and all of them (collectively, the "Released Parties"), from any and all liability, actions, causes of action, claims, charges, complaints, demands, grievances, obligations, losses, damages, injuries and legal responsibilities, of any type whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which Mr. Halden, now owns or holds, or has at any time heretofore owned or held, or may at any time hereafter own or hold, by reason of any matter arising from any cause whatsoever prior to the Effective Date that are based upon, relate to or arise out of Mr. Halden's current or former employment or association with UMED, whether in law, equity, contract or tort, including, without limitation, under the Fair Labor Standards Act, National Labor Relations Act, Labor Management Relations Act, Employee Retirement Income Security Act, Title VII of the Civil Rights Act of 1964, as amended, Civil Rights Act of 1991, Americans with Disabilities Act, as amended, Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, Rehabilitation Act of 1973, Executive Order 11246, Family and Medica·l Leave Act, Sarbanes-Oxley Act of 2002, Worker Adjustment and Retraining Notification Act, Health Insurance Portability and Accountability Act of 1996, any amendments to any of the foregoing statutes, or under any other federal, state, municipal or other governmental statute, regulation, ordinance or order, including, without limitation, under any and all applicable state and federal laws.

5.        Release. In exchange for the consideration, promises, and covenants contained in this Agreement, UMED, on behalf of itself and its respective agents, officers, board of directors, shareholders, parent companies, subsidiaries, divisions, related entities, affiliates, and insurers, and each of their respective past, present and future owners, directors, officers, shareholders, agents, representatives, employees, insurers, attorneys, predecessors, successors, heirs, and assigns, and any and all of them hereby releases and forever discharges Mr. Halden and all of his respective agents, representatives, attorneys, assigns, heirs, owned entities, executors and administrators (collectively, the "Released Parties"), from any and all liability, actions, causes of action, claims, charges, complaints, demands, grievances, obligations, losses, damages, injuries and legal responsibilities, of any type whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which UMED, and related parties set forth above, now owns or holds, or has at any time heretofore owned or held, or may at any time hereafter own or hold, by reason of any matter arising from any cause whatsoever prior to the Effective Date that are based upon, relate to or arise out of Mr. Halden's current or former employment or association with UMED and his positions within the Company, whether in law, equity, contract or tort, including, without limitation, under the Fair Labor Standards Act, National Labor Relations Act, Labor Management Relations Act, Employee Retirement Income Security Act, Title VII of the Civil Rights Act of 1964, as amended, Civil Rights Act of 1991, Americans with Disabilities Act, as amended, Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, Rehabilitation Act of 1973, Executive Order 11246, Family and Medical Leave Act, Sarbanes-Oxley Act of 2002, Worker Adjustment and Retraining Notification Act, Health Insurance Portability and Accountability Act of 1996, any amendments to any of the foregoing statutes, or under any other federal, state, municipal or other governmental statute, regulation, ordinance or order, including, without limitation, under any and all applicable state and federal laws.

Notwithstanding the foregoing releases, neither Mr. Halden nor UMED are releasing each other from any obligations created under the Agreement or from performance of this Agreement. UMED further acknowledges and agrees nothing in this Agreement waives or releases any rights Mr. Halden may have to unemployment compensation.

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6. Indemnification of UMED. For the same aforementioned consideration, Mr. Halden hereby agrees to indemnify, save and hold forever harmless the Company from any and all future claims, obligations, liabilities, or additional payments arising in any manner from the causes of action and remedies herein released , or from any claims for subrogation, contribution or indemnity, attorneys' fees, expenses, cost of court or interest relating to conduct occurring while Mr. Halden was an officer, employee, board member, or otherwise associated with the Company.

7. Other Indemnification. Jabez Capital Group, LLC; Media Advertising Partners Ltd.; Media Advertising Partners LLC; Capital Equity Partners LLC; Tunstall Canyon Group, LLC; D. Patrick Six; Richard Halden; and Patrick Halden each hereby agree to indemnify, save and hold forever harmless the Company from any and all future claims, obligations, liabilities, or additional payments arising in any manner from the causes of action and remedies herein released , or from any claims for subrogation, contribution or indemnity, attorneys' fees, expenses, cost of court or interest relating to conduct occurring while Mr. Halden was an officer, employee, board member, or otherwise associated with the Company. Jabez Capital Group, LLC; Media Advertising Partners Ltd.; Media Advertising Partners LLC; Capital Equity Partners LLC; Tunstall Canyon Group, LLC; D. Patrick Six; and Patrick Halden will each execute the form attached as Exhibit B agreeing to this indemnification.

8. Indemnification of Mr. Halden. For the same aforementioned consideration, UMED hereby agrees to indemnify, save and hold forever harmless Mr. Halden from any and all future claims, obligations, liabilities, or additional payments arising in any manner from the causes of action and remedies herein released , or from any claims for subrogation, contribution or indemnity, attorneys' fees, expenses, cost of court or interest relating to conduct occurring while Mr. Halden was an officer, employee, board member, or otherwise associated with the Company.

9. Notice. Unless otherwise set forth herein, all notices, requests, consents, and other communications required or permitted hereunder shall be in writing and shall be mailed by overnight, registered or certified mail (return receipt requested), addressed as follows:

If to UMED:

UMED Holdings, Inc. 8851 Camp Bowie West Suite 240

Fort Worth, TX 76116 Attention: Ransom Jones

With a copy to:

Bell Nunnally & Martin

3232 McKinney Ave., Suite 1400

Dallas, Texas 75204 Attention: Jeffrey Ansley

If to Mr. Halden:

2616 Sara Jane Lane

Fort Worth, Texas 76119

With a copy to:

M&P Law Ofice

6900 E. I-20

Aledo, Texas 76008

Attention: Tim Mendolia

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10. Governing Law and Venue. This Agreement shall be governed by the laws of the State of Texas, irrespective of conflict of law provisions. Exclusive venue for any action taken or commenced pursuant to this Agreement shall be in Tarrant County, Texas.

11. Waiver. No provision of this Agreement may be waived unless in writing and signed by all Parties. Waiver of any one provision of this Agreement shall not constitute waiver of any other provision.

12. Knowledge; Capacity; Authority; No Assignment. Mr. Halden represents and warrants that he has retained legal counsel of his choosing to negotiate and explain the contents of this Agreement. Mr. Halden represents that he understands the contents of this Agreement and that he executed it knowingly and voluntarily. The Parties represent and warrant that they have the authority and capacity to execute this Agreement.

13. Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted equally by legal counsel for the Parties and, therefore, any ambiguities shall not be resolved against either Party in the interpretation of this Agreement. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall, to the extent possible, be modified by the court so as to be rendered enforceable.

14. Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument. The Parties may rely on electronic, facsimile or scanned signatures as originals.

15. Entire Agreement; Modification. This Agreement incorporates the entire understanding between the Parties and recites the whole consideration for the promises exchanged herein. This Agreement fully supersedes any and all prior agreements or understandings, written or oral, between the Parties pertaining to the subject matter of this Agreement, the Employment Relationship and all matters concerning the Employment Relationship or terms thereof. This Agreement may not be amended or modified in any respect whatsoever except by a writing duly executed by the Parties, and the Parties shall make no claims at any time that this Agreement has been orally amended or modified.

16. Reasonableness of Restrictions. Mr. Halden agrees that all of the restrictions set forth above are reasonable in duration, geographical scope, activity and subject and are necessary to protect the confidential information, trade secrets and goodwill created by, owned by, and used for the benefit of UMED. Moreover, if any one or more of the provisions shall, for any reason, be held to be excessively broad as to duration, geographical scope, activity or subject, that provision shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the maximum extent compatible with the applicable law.

17. Attorneys' Fees and Injunctive Relief. In any the event a lawsuit is brought by Mr. Halden or any of the Released parties for enforcement of or breach of this Agreement, the party prevailing in such lawsuit shall recover any and all reasonable and necessary attorneys' fees and costs, including in the event of any and all appeals, from the non-prevailing party. Any breach or threatened breach by Mr. Halden of Section 3 hereof shall cause the Company irreparable harm which cannot be remedied solely by damages. In the event of a breach or threatened breach by Mr. Halden of such sections, the Company shall be entitled to injunctive relief restraining Mr. Halden and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

18. Further Assurances. The Parties each agree to cooperate at all times from and after the date hereof with respect to the execution of such further assignments, releases and other such documents as may be reasonably requested and appropriate for the purpose of giving effect to, evidencing or giving notice of, the transactions contemplated herein.

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19. No Third-Party Beneficiary. Any agreement to pay an amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the undersigned Parties and their respective successors and permitted assigns (as herein expressly permitted), and such agreements and assumptions shall not inure to the benefit of the obliges or any other Party, whomsoever, it being the intention of the Parties hereto that no one shall be or be deemed to be a third-party beneficiary of this Agreement.

20. Protection Against Dilution, etc.  In any of the following events, occurring after the Effective Date of this Release and Settlement Agreement, appropriate adjustment shall be made in the number of shares of the Company Common Stock owned by Halden or his affiliates as described above, so as to maintain the proportionate interest of Halden or his affiliates as described above, as of the date hereof (a) recapitalization of the Company through a split-up or reverse split of the outstanding shares of the Company Common Stock into a greater or lesser number, as the case may be, or (b) declaration of a dividend on the shares of the Company Common Stock, payable in shares of the Company Common Stock or other securities of the Company convertible into shares of the Company Common Stock.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the latter date set forth with their respective signatures.

UMED:	RICHARD HALDEN:

UMED HOLDINGS, INC.

By: ________________________	By: ________________________
Name: Ransom Jones	Richard Halden
Title: President
Date: January ___, 2017	Date: January ____, 2017

By: _______________________

Name: D. Patrick Six

Title: Chairman of the Board of Directors

Date: January ___, 2017

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EXHIBIT A

Name	Cert#	Shares
Richard Halden	UM-5733	5,617,139
Richard Halden	UM-5681	4,375,000
Richard Halden	UM-5581	3,125,000
Richard Halden	UM-588	5,205,000
Richard Halden	Not delivered	1,250,000
Richard Halden	Held by R. Jones	2,719,000
Arkansas Group 50%		1,750,000
Media Advertising Partners 50%		2,500,000
Clear Fork 50%		591,582

EXHIBIT B

The following hereby indemnify, save and hold forever harmless UMED from any and all future claims, obligations, liabilities, or additional payments arising in any manner from the causes of action and remedies herein released, or from any claims for subrogation, contribution or indemnity, attorneys' fees, expenses, cost of court or interest relating to conduct occurring while Mr. Halden was an officer, employee, board member, or otherwise associated with UMED.

______________________________

Patrick Halden

______________________________

D. Patrick Six

______________________________

Tunstall Canyon Group, LLC

By: Stanley Woods, its Manager

______________________________

Capital Equity Partners, LLC

By: Richard Halden, its Manager

______________________________

Media Advertising Partners, LLC

By: Richard Halden, its Manager

______________________________

Media Advertising Partners

Richard Halden, Partner

______________________________

Jabez Captial Group, LLC

By: D. Patrick Six, its Manager

EXHIBITC

UMED shall issue warrants to Richard J. Halden as set forth below:

Number of Shares	Strike Price Per Share	Expiration Date
4,000,000 2,000,000	$.35/share $.45/share	February 1, 2019 February 1, 2020